Exhibit (a)(5)(J)

FINAL RESULTS OF THE AUCTION HELD ON MAY 12, 2008 OF THE PUBLIC TENDER OFFER FOR ACQUISITION OF 1/3 OF THE OUTSTANDING PREFERRED SHARES OF TELEMIG CELULAR PARTICIPAÇÕES S.A. AND OF TELEMIG CELULAR S.A. (“VTOs”)

São Paulo, May 15, 2008 – VIVO Participações S.A. (“Vivo Part”) announces the results of the auction held on May 12, 2008 (“Auction”) held in connection with the offer to purchase up to 1/3 of the outstanding preferred shares of Telemig Celular Participações S.A. (“Telemig Part”) and Telemig Celular S.A. (“Telemig Celular”), that was made in accordance with the corresponding Voluntary Tender Offer Notice published on April 8, 2008 by TCO IP S.A. as the Offeror (“Offer Notice”). Because the amount of shares offered by shareholders in the Auction exceeded the maximum number of shares TCO IP had undertaken to acquire per the Offer Notice, a proportional allocation was applied. The proration factors are stated below:

Negotiation Code	Maximum Amount of Shares of the VTOs (1/3)	Amount of shares effectively acquired	Proration factor
TMCP4L	7,257,020	7,257,020	0.3907
TMGC6L (class B)	65	47	n/a
TMGC7L (class C)	6,923	908	n/a
TMGC11L (class E)	1,276	703	n/a
TMGC12L (class F)	4,261	77	n/a
TMGC13L (class G)	87,757	87,757	0.9651

Vivo Part announces that, after the settlement of the Auction on May 15, 2008, TCO IP will hold 31.912% of the preferred shares of Telemig Part, representing 20.043% of Telemig Part’s total capital stock, and 6.043% of the preferred shares of Telemig Celular, representing 3.773% of Telemig Celular’s total capital stock.

For further details, please see the Notice of Material Fact available at http://www.vivo.com.br/ri.

VIVO Investor Relations

Ernesto Gardelliano Carlos Raimar Schoeninger Janaina São Felicio
Av. Chucri Zaidan, 860 – Morumbi – SP – 04583-110 Telephone: +55 11 7420-1172 e-mail: ri@vivo.com.br Information disclosure on website: http://www.vivo.com.br/ri

This press release contains forecasts of future events. Such statements are not statements of historical fact, and merely reflect the expectations of the company's management. The terms "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects", "aims" and similar terms are intended to identify these statements, which obviously involve risks or uncertainties which may or may not be foreseen by the company. Accordingly, the future results of operations of the Company may differ from its current expectations, and the reader should not rely exclusively on the positions taken herein. These forecasts speak only of the date they are made, and the company does not undertake any obligation to update them in light of new information or future developments